Exhibit 99.1

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
 July 15, 2004

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED JUNE 30, 2004

•	Second quarter EBITDA rises 35% to $130.5 million

•	Operating profit increases 61% to $48.9 million

•	Net income improves to $41.5 million, or $0.63 per share

•	2004 targets raised to $540 to $565 million for EBITDA and $2.25 to $2.65 for earnings per share

ST. LOUIS, July 15 — Peabody Energy (NYSE: BTU) today reported that year-over-year EBITDA rose 35 percent to $130.5 million in the second quarter of 2004, and increased 24 percent to $240.3 million for the first half. Net income for the quarter totaled $41.5 million, or $0.63 per share, compared with a prior-year loss of $1.3 million. Net income for the first half totaled $64.1 million, or $1.04 per share, compared with a prior-year loss of $0.24 per share. Revenues rose 33 percent for the quarter and 24 percent for the first half, on record sales volume.

     “Peabody’s operations are responding very well to the robust market conditions, allowing management to again raise the 2004 financial targets,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “Peabody expects the coal markets to remain strong due to favorable economic conditions around the world, low customer stockpiles, shortages of competing fuels and construction of a number of new coal-fueled generating units.”

FINANCIAL RESULTS

     Revenues increased 33 percent for the quarter to $920.1 million and rose 24 percent to $1,708.7 million for the first half. Increases were driven by higher sales volumes in every region and improved pricing. Two metallurgical coal mines in Australia and the Twentymile Mine in Colorado that were purchased on April 15 contributed $90.4 million in revenue.

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PEABODY ENERGY ANNOUNCES RESULTS — ADD ONE

     EBITDA totaled $130.5 million for the second quarter and $240.3 million for the first half, compared with $96.4 million and $193.5 million for the respective prior-year periods. Operating profit rose 61 percent to $48.9 million for the quarter and 32 percent to $85.8 million for the first half. Second quarter results were driven by higher utilization of Peabody’s installed capacity, which overcame U.S. rail and Australian port congestion that constrained shipments by more than 1 million tons and reduced EBITDA by approximately $7 million to $8 million.

     Improved operating profit resulted in net income of $41.5 million for the second quarter of 2004, or $0.63 per share, and $64.1 million for the first half, or $1.04 per share. This compares with a net loss of $1.3 million ($0.02 per share) and $12.4 million ($0.24 per share) for the respective prior-year periods. The company recorded a second quarter 2004 tax benefit of $16.4 million, which was less than the $28.8 million tax benefit recorded in the prior-year period. The current-year benefit largely resulted from the acquisition of the Twentymile Mine, which improved the outlook for the utilization of net operating loss carryforwards, resulting in a positive adjustment to the deferred tax liability. In 2003, net income was impacted by $32.3 million in pre-tax early debt extinguishment charges for the second quarter and $53.5 million for the first six months, as well as $10.2 million in net cumulative effects of changes in accounting principles in the first half of 2003.

     “Peabody continued its rapid pace of achievements in the second quarter, building upon our growth platform and strategy to manage safe, low-cost operations,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “On the heels of our successful debt and equity offerings in March, we closed on two acquisitions, signed a definitive agreement for a third acquisition, acquired a major reserve tract in the Powder River Basin, and completed an important upgrade at our largest mine. Our second quarter performance is particularly strong considering that more than 90 percent of our 2004 sales were priced during softer market conditions and transportation issues reduced our shipments.”

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Gross margin from U.S. mining operations increased 27 percent for the quarter and 18 percent through six months, to $166.4 million and $311.2 million, respectively.

     Eastern U.S. per-ton margins increased 27 percent, as strong second quarter revenues more than offset increased costs related to: coal purchased to allow produced coal to access

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PEABODY ENERGY ANNOUNCES RESULTS — ADD TWO

higher-value markets; a change of mix to higher-priced coal products; increased processing to upgrade steam coal to metallurgical quality; and increased diesel fuel and steel expenses. Western margins also improved, led by contributions from the highly productive Twentymile Mine and high capacity utilization in the Powder River Basin that overcame a planned outage to increase throughput at the North Antelope Rochelle Mine.

     During the second quarter, Peabody was the winning bidder for more than 297 million tons of high Btu, low sulfur coal reserves in the Powder River Basin. The winning bid was 92 cents per mineable ton for some of the lowest sulfur coal reserves in America, with a productive overburden-to-coal ratio.

     Capital expenditures totaled $115.9 million in the first half, compared with $91.9 million in the prior year. Peabody continues to target 2004 capital expenditures of $280 million to $300 million, including the 2004 payment related to the acquisition of Powder River Basin reserves and capital for the recently acquired mines.

SALES AND TRADING: Trading and brokerage operations contributed $6.4 million in gross margin in the second quarter and $20.7 million in the first half compared with $14.2 million and $31.3 million in the respective prior-year periods. The company’s trading and brokerage operations also contributed to U.S. mining margins by purchasing coal to replace committed production that was sold into higher-value markets.

RESOURCE MANAGEMENT: Gross margins from Resource Management totaled $(4.3) million for the quarter and $0.4 million in the first half of 2004, compared with $8.8 million and $14.1 million in the respective prior-year periods, primarily related to the timing of resource transactions.

     In addition to closing on the acquisitions of three mines in the second quarter, Peabody signed a definitive agreement to purchase a 25.5 percent interest in the Paso Diablo Mine in Venezuela, a 6.5 million tonne-per-year operation that exports coal to customers in North America and Europe. On a pro forma basis, the $37.5 million price represents 2.5 times 2003 EBITDA and 4.5 times 2003 earnings for the 25.5 percent ownership.

     Also in the second quarter, a group of Midwest rural electric cooperatives and municipal electric agencies signed a letter of intent to acquire partial ownership in the Prairie State Energy Campus, a planned 1,500 megawatt (MW) generating plant and coal mine under development

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PEABODY ENERGY ANNOUNCES RESULTS — ADD THREE

by Peabody. Prairie State would provide the group with approximately one-third of the plant’s annual electricity output. The Thoroughbred Energy Campus, another 1,500 MW plant to be located in Western Kentucky, continues to progress through the commonwealth’s review of its final air quality permit.

MARKET OVERVIEW

     Reviewing near-term market conditions, strong economies in the United States and other industrialized countries continue to create increased demand and higher prices for all forms of energy.

     Global coal supply/demand fundamentals remain very tight. Coal demand in China, India and Pacific Rim nations for electricity generation and steelmaking is strong due to the construction of a number of new coal-fueled generating plants and high utilization of steelmaking capacity. Coal mines, ports and rail systems in a number of industrial countries are operating near capacity. Based upon published data, international spot coal prices for thermal and metallurgical coals are well above prior-year levels.

     The U.S. industrial sector, which relies heavily on baseload electricity produced from coal, is also improving. In U.S. electricity markets, Peabody estimates the capacity utilization of coal-fueled generating plants is at high levels in the first half of 2004, despite a number of plants undergoing major repairs and the installation of emissions control equipment.

     Peabody estimates that U.S. coal demand has risen approximately 3 to 4 percent for the first six months, while shipments from U.S. mines have increased by approximately 2 percent. Coal inventories at U.S. generators are estimated to be approximately 15 to 20 percent below prior-year levels and at their lowest mid-year point in more than five years.

     Increased shipments are occurring in the Western U.S., while Appalachian shipments are declining due to permitting, geologic and financial issues. Coal’s low relative cost structure continues to give it a competitive edge over natural gas, which remains in short supply and is priced approximately five times coal’s delivered cost per million Btu. Sulfur dioxide allowance prices have risen to more than $600 per ton as customers utilize more medium sulfur and high sulfur coals to replace lagging Appalachian coal supplies.

     Longer term, the development of new coal plants continues to be strong around the world. According to industry research, more than 1,000 units are in various stages of development outside of the United States, representing another 382,000 MW of generating capacity. Most of those plants are in Asian and Pacific Rim countries. And, according to a

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PEABODY ENERGY ANNOUNCES RESULTS — ADD FOUR

second quarter U.S. Department of Energy report, more than 94 new U.S. coal plants have been proposed, representing 62,000 MW of electricity and $72 billion in investments. Seven North American coal-fueled generating plants are under construction. In addition, several major acquisitions of coal gasification technologies have recently been made by large entities, and Peabody believes coal gasification carries bright long-term development potential and is an important step toward energy independence for America and other coal-rich nations.

     Overall, the company believes that both the near-term and long-term outlooks for the coal markets are very favorable.

OUTLOOK

     Peabody continues to target 2004 production of 200 million to 205 million tons, with total sales volume of 220 million to 230 million tons. Peabody has committed and priced approximately 200 million tons of planned 2004 production as of June 30. Peabody has unpriced coal volumes of 45 to 50 million tons for 2005, and 95 to 105 million tons for 2006, based on planned production levels.

     Peabody is targeting third quarter EBITDA of $140 million to $150 million and earnings per share of $0.45 to $0.60. Peabody has raised full year 2004 EBITDA targets to $540 million to $565 million, a 30 to 35 percent improvement over 2003. Full-year earnings targets have also been raised, to $2.25 to $2.65 per share. These new targets assume steady improvements in transportation performance throughout the year, and strong economic conditions in the U.S. and other industrialized nations.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel more than 10 percent of all U.S. electricity and more than 2.5 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of July 15, 2004. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; transportation performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations; availability and costs of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.

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PEABODY ENERGY ANNOUNCES RESULTS — ADD FIVE

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income before the cumulative effect of accounting changes before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited) For the Quarters and Six Months Ended June 30, 2004 and 2003

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended
	June 2004	June 2003	June 2004	June 2003
Tons Sold (In Millions)	57.0	49.6	108.8	97.6

Revenues	$920.1	$693.2	$1,708.7	$1,374.5
Operating Costs	757.5	568.3	1,408.5	1,127.2
Depreciation, Depletion & Amortization	73.0	59.5	132.9	115.6
Asset Retirement Obligation Expense	8.6	6.6	21.6	13.1
Selling & Administrative	32.1	28.5	59.9	53.8

Operating Profit	48.9	30.3	85.8	64.8
Interest Income	(1.2)	(1.5)	(2.1)	(2.2)
Interest Expense:
Debt-Related Interest	21.4	25.4	39.8	48.6
Surety Bond and Letter of Credit Fees	3.2	3.5	6.0	6.4
Early Debt Extinguishment Costs	—	32.3	—	53.5
Income Tax Benefit	(16.4)	(28.8)	(22.7)	(41.0)
Minority Interests	0.4	0.7	0.7	1.7

Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	41.5	(1.3)	64.1	(2.2)
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(10.2)

Net Income (Loss)	$41.5	$(1.3)	$64.1	$(12.4)

Diluted EPS (1):
Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	$0.63	$(0.02)	$1.04	$(0.04)
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(0.20)

Net Income (Loss)	$0.63	$(0.02)	$1.04	$(0.24)

EBITDA	$130.5	$96.4	$240.3	$193.5

(1)	Weighted average diluted shares outstanding were 65.4 million and 52.8 million for the quarters ended June 30, 2004 and 2003, respectively, and were 61.3 million and 52.6 million for the six months ended June 30, 2004 and 2003, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters and Six Months Ended June 30, 2004 and 2003

	Quarter Ended		Six Months Ended
	June 2004	June 2003	June 2004	June 2003
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$713.4	$600.1	$1,370.4	$1,170.6
Australian Mining Operations	71.6	6.5	80.1	12.8
Trading & Brokerage Operations	135.0	81.4	248.8	182.2
Other	0.1	5.2	9.4	8.9

Total	$920.1	$693.2	$1,708.7	$1,374.5

Tons Sold (in Millions)
East	12.7	11.5	25.2	22.6
West	35.0	32.1	67.5	62.4
Australian Mining Operations	1.7	0.3	2.0	0.6
Trading & Brokerage Operations	7.6	5.7	14.1	12.0

Total(1)	57.0	49.6	108.8	97.6

Revenues per Ton — Mining Operations
East	$29.10	$26.10	$28.65	$26.09
West	9.84	9.37	9.60	9.32
Total — U.S. Mining Operations	14.97	13.78	14.78	13.77
Australia	41.32	20.84	39.56	22.83
Operating Costs per Ton — Mining Operations (2)
East	$23.90	$22.01	$23.60	$21.66
West	6.97	6.74	6.88	6.70
Total — U.S. Mining Operations	11.48	10.77	11.42	10.67
Australia	34.42	28.31	33.20	23.58
Gross Margin per Ton — Mining Operations (2)
East	$5.20	$4.09	$5.05	$4.43
West	2.87	2.63	2.72	2.62
Total — U.S. Mining Operations	3.49	3.01	3.36	3.10
Australia	6.90	(7.47)	6.36	(0.75)
Operating Profit per Ton	$0.86	$0.61	$0.79	$0.66

	Dollars in Millions
Gross Margin — U.S. Mining Operations	$166.4	$131.1	$311.2	$263.6
Gross Margin — Australian Mining Operations	11.9	(2.3)	12.9	(0.4)
Gross Margin — Trading & Brokerage Operations	6.4	14.2	20.7	31.3
Gross Margin — Resource Management (3)	(4.3)	8.8	0.4	14.1
Selling & Administrative	(32.1)	(28.5)	(59.9)	(53.8)
Other Operating Costs	(17.8)	(26.9)	(45.0)	(61.3)
EBITDA	130.5	96.4	240.3	193.5
Depreciation, Depletion & Amortization	(73.0)	(59.5)	(132.9)	(115.6)
Asset Retirement Obligation Expense	(8.6)	(6.6)	(21.6)	(13.1)
Operating Profit	48.9	30.3	85.8	64.8

Operating Cash Flow	71.3	41.3	82.0	98.8
Capital Expenditures	91.4	33.1	115.9	91.9

(1)	Metallurgical sales totaled 2.66 million tons and 4.01 million tons for the second quarter and six months ended June 30, 2004, respectively, compared with 1.18 million and 2.19 million in the prior year. Total non-U.S. sales were 4.1 million tons for the second quarter of 2004 and 6.7 million tons for the six months ended June 30, 2004, compared with 2.3 million tons and 4.8 million tons, respectively, for the same periods in the prior year.
(2)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3)	Includes property sales, property management costs and revenues, equity income and royalty expense related to our PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange
Commission.

Condensed Balance Sheets June 30, 2004, March 31, 2004 and December 31, 2003

(In Millions)

	(Unaudited)	(Unaudited)
	June 30,	Mar. 31,	Dec. 31,
	2004	2004	2003
Cash & Cash Equivalents	$329.4	$779.4	$117.5
Receivables	259.6	176.9	220.9
Inventories	314.3	271.5	246.5
Assets from Coal Trading Activities	152.0	145.3	58.3
Other Current Assets	40.2	44.6	39.5

Total Current Assets	1,095.5	1,417.7	682.7
Net Property, Plant & Equipment	4,716.8	4,262.6	4,281.0
Investments & Other Assets	320.2	331.3	316.6

Total Assets	$6,132.5	$6,011.6	$5,280.3

Current Maturities of Debt	$19.5	$20.0	$23.0
Liabilities from Coal Trading Activities	127.8	117.6	36.3
Accounts Payable & Accruals	685.4	562.2	572.6

Total Current Liabilities	832.7	699.8	631.9
Long-Term Debt	1,395.4	1,421.7	1,173.5
Deferred Taxes	410.0	425.1	434.4
Other Long-Term Liabilities	1,906.1	1,925.4	1,906.5

Total Liabilities	4,544.2	4,472.0	4,146.3
Minority Interests	1.9	1.9	1.9
Stockholders’ Equity	1,586.4	1,537.7	1,132.1

Total Liabilities & Stockholders’ Equity	$6,132.5	$6,011.6	$5,280.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income (Loss) Before Cumulative Effect of Accounting Changes For the Quarters and Six Months Ended June 30, 2004 and 2003

(Dollars in Millions)	(Unaudited)		(Unaudited)
	Quarter Ended		Six Months Ended
	June 2004	June 2003	June 2004	June 2003
EBITDA	$130.5	$96.4	$240.3	$193.5
Depreciation, Depletion & Amortization	73.0	59.5	132.9	115.6
Asset Retirement Obligation Expense	8.6	6.6	21.6	13.1
Interest Income	(1.2)	(1.5)	(2.1)	(2.2)
Interest Expense	24.6	28.9	45.8	55.0
Early Debt Extinguishment Costs	—	32.3	—	53.5
Income Tax Benefit	(16.4)	(28.8)	(22.7)	(41.0)
Minority Interests	0.4	0.7	0.7	1.7

Income (Loss) Before Cumulative Effect of Accounting Changes	$41.5	$(1.3)	$64.1	$(2.2)

Reconciliation of EBITDA to Net Income — 2004 Targets (Unaudited)

(Dollars in millions, except per share information)

Year Ending December 31, 2004	Targeted Results
	Low	High
EBITDA	$540	$565
Depreciation, Depletion & Amortization	281	284
Asset Retirement Obligation Expense	40	39
Interest Income	(3)	(4)
Interest Expense	102	100
Income Tax Benefit	(26)	(24)
Minority Interests	2	1

Net Income	$144	$169

Diluted Earnings Per Share	$2.25	$2.65

Quarter Ending September 30, 2004	Targeted Results
	Low	High
EBITDA	$140	$150
Depreciation, Depletion & Amortization	75	76
Asset Retirement Obligation Expense	8	8
Interest Income	—	(1)
Interest Expense	27	27
Income Taxes	—	—
Minority Interests	—	—

Net Income	$30	$40

Diluted Earnings Per Share	$0.45	$0.60